Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), executed this 14th day of February 2019 (the “Effective Date”) is between Digerati Technologies, Inc., a Nevada corporation (the “Employer” or “Company”), and Arthur L. Smith, an individual resident of the State of Texas (“Employee”).

R E C I T A L S:

A.	Employer considers the maintenance of a sound and effective management team, including Employee, essential to protecting and enhancing its best interests and those of its stockholders.

B.	Employer desires to offer employment to Employee and Employee desires to be employed by Employer.

C.	Employer and Employee agree to enter into an Employment Agreement providing for a one-year term with automatic annual renewal on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of Employer’s agreement to employ Employee pursuant to the terms of this Agreement and Employee’s future employment with Employer, and other good and valuable consideration, the parties agree as follows:

Section 1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions stated in this Agreement.

Section 2. Duties. Employee shall be employed as the Chief Executive Officer of Employer (the “CEO”), or such other comparable position with Employer to which he may be appointed by the Board of Directors of Employer. Employee shall have such duties and responsibilities as are normally associated with the foregoing position and such additional duties and responsibilities as he may be assigned from time to time by the Board of Directors. It is understood that Employee may be appointed as an officer and requested from time to time to provide assistance or services to subsidiary and affiliated companies of Employer or other company that are wholly or partially owned by Employer (each an “Affiliate”). Employee shall perform such services without additional compensation other than the compensation set forth in this Agreement. Employee agrees to devote his full work time and best efforts to the performance of the duties as an employee of Employer and to the performance of such other duties as assigned him from time to time by Employer.

Section 3. Term. The Agreement shall commence on the Effective Date and continue until the last day of the Company’s fiscal year following the one-year anniversary of the Effective Date (the “Initial Term”). Unless Employer or Employee shall provide the other with at least 60 days written notice, this Agreement shall automatically renew thereafter on the first day of each fiscal year of Employer for an additional one-year term commencing on such first day of each fiscal year and continuing until the last day of such fiscal year (each, an “Extension Term” and together with the Initial Term, the “Employment Period”). The foregoing notwithstanding, the Employment Period may be terminated early in accordance with Section 6 of this Agreement.

Section 4. Compensation and Benefits. In consideration for the services of Employee hereunder, Employer shall compensate Employee as follows during the Employment Period:

(a) Base Salary. Employer shall pay Employee a base salary at the rate of at least $200,000 per year, payable in accordance with the regular payroll practices of Employer for executives. The Base Salary shall be reviewed annually by the Board of Directors during the first quarter of each fiscal year and shall be increased by such amount as the Board of Directors shall deem appropriate effective as of the first day of such fiscal year; provided that such increase shall be in an amount of not less than the increase, if any, in the Consumer Price Index as of the previous December 31 using 2017 as the base year. The Base Salary may not be decreased at any time during the Employment Period, but during the Initial Term and at the option of the Employee, Employee may accept up to 50% (or any other amount mutually agreed to by the Employee and Employer) of the base salary in common stock of the Company in lieu of cash.

(b) Stock Grant. Employee shall receive at the execution of this Agreement 450,000 shares of common stock. The Stock Grant shall vest upon the earlier of the Company achieving $15 million in annualized revenue or listing on a primary stock exchange (e.g. NASDAQ or NYSE American) and will be subject to adjustment for any forward or reverse split of the Company’s stock.

(c) Stipend. Employee shall receive a 2% stipend on revenue from acquisition transactions approved by the Board of Directors and closed by the Company as of January 1, 2018. Acquisition revenue will be calculated based on the trailing twelve months (TTM) revenue of the company or assets (stock or asset purchase) acquired by the Company. The stipend for acquisitions will be capped at 200% of the annual base salary for the employee. The Employee may elect to receive common stock in the Company in lieu of a cash payment for the acquisition stipend or apply the stipend towards the exercise of vested stock options in a cash-less transaction. The stipend shall be considered fully earned at the closing of each acquisition and paid within 10 business days from such event. For acquisition transactions closed prior to the signing of this Agreement, the stipend shall be paid within 6 months of the signing of this Agreement or under terms mutually agreed upon between Employee and Employer. The stipend for acquisitions is subject to review and approval by the Board of Directors of the Company on an annual basis commencing August 1, 2019.

(d) Stipend. Employee shall receive a one-time payment of $75,000 upon the Company listing on a primary stock exchange (e.g. NASDAQ or NYSE American). The Employee may elect to receive common stock in the Company in lieu of a cash payment for this up-listing stipend or apply the stipend towards the exercise of vested stock options in a cash-less transaction. The stipend shall be considered fully earned upon initial listing in a primary stock exchange and paid within 10 business days from such event.

(e) Signing Bonus Stock Options. Employee shall receive 585,000 stock options as of the effective date of this agreement. The stock options will vest equally over a period of 12 months from the issuance date.

(f) Additional Compensation.  In the event of a Spin-Off (as defined below), Employee shall be entitled to receive 3% of the consideration payable to, and/or received by, the Company or its shareholders in a Spin-Off (calculated and paid from the total shares or cash to be distributed), which payment shall be made to Employee on the closing of the Spin-Off date.  A “Spin-Off” means the sale of a subsidiary or distribution of shares of capital stock to the shareholders of the Company that the Company owns in a subsidiary, whether it is 100% of the ownership or a lesser amount.

(g) Executive Bonus Plan. Employee shall be eligible to receive from Employer such management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Employer or approved by the Board of Directors of the Company.

(h) Stock Options. Employee shall participate in the stock compensation plan adopted by the Board to provide management and employees with long-term stock-based compensation. The number and terms of any options or other stock compensation granted to Employee under the stock compensation plan shall be determined by the Board in its discretion.

(i) Vacation. Employee shall be entitled time off in accordance with Employee’s vacation and absence policy, as it may be modified from time to time during Employee’s employment hereunder; provided that Employee will have no less than three (3) weeks of paid vacation during the Initial Term or any Extension Term of this Agreement. Any time off not used within the Initial Term or any Extension Term shall be accumulated and may be used during any subsequent Extension Term up to an aggregate amount of five (5) weeks during any Extension Term.

(j) Group Insurance Benefits. Employee shall be entitled to participate in Employer’s group health, life and disability programs as are made available to Employer’s other executives and Employee’s participation in such programs shall be at the same rates that are available to Employer’s other executives. Nothing herein shall be deemed to require Employer to adopt and maintain a group health, life and disability program or to limit or prohibit Employer’s right to amend or terminate any group health, life or disability program adopted by Employer.

(k) Savings Plans. Employee shall be entitled to participate in Employer’s 401(k) savings plan, profit sharing plan, or other retirement or savings plans as are made available to Employer’s other executives on the same terms that are available to Employer’s other executives. Nothing herein shall be deemed to require Employer to adopt and maintain a 401(k) savings plan or other retirement or savings plans or to limit or prohibit Employer’s right to amend or terminate any 401(k) savings plan or other retirement or savings plans adopted by Employer.

Section 5. Expenses. The parties anticipate that in connection with the services to be performed by Employee pursuant to the terms of this Agreement, Employee will be required to make payments for travel, entertainment of business associates and similar expenses. Employer shall reimburse Employee for all appropriate and reasonable expenses authorized by Employer and incurred by Employee in the performance of his duties hereunder. Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.

Section 6. Termination.

(a) General. Employee’s employment hereunder shall commence on the Effective Date and continue until the end of the Employment Period, except that the employment of Employee hereunder shall terminate prior to such time in accordance with the following:

(i) Death or Disability. Upon the death of Employee during the Employment Period or, at the option of Employer, in the event of Employee’s Disability, upon 30 days’ notice to Employee. “Disability” with respect to Employee shall be deemed to exist if Employee meets the definition of either “disabled” or “disability” under the terms of Employer’s long-term disability benefit program (including the definitions for total or partial disability) or if there is no such definition or program, if Employee is unable to perform his obligations under this Agreement for a period of 30 consecutive days or 60 days in any twelve month period. Any refusal by Employee to submit to a reasonable medical examination to determine whether Employee is so disabled shall be deemed to constitute conclusive evidence of Employee’s disability.

(ii) For Cause. Immediately upon written notice from Employer specifying that one or more of the following events has occurred (except that Employee shall have 30 days after such notice to cure or otherwise resolve the occurrence of the events set forth in paragraphs 3, 4 or 5):

(1)	Employee is convicted of fraud, bribery, embezzlement or other material dishonesty with the respect to the business of Employer, or Employer discovers that Employee has been convicted of any such act in the past with respect to a previous employer; or

(2)	Employee is convicted of a felony or any criminal act involving moral turpitude or Employer discovers that Employee has been convicted of any such act in the past; or

(3)	Employee commits a material breach of any of the covenants, representations, terms or provisions hereof; or

(4)	Employee violates any material instructions or policies of Employer with respect to the operation of its business or affairs or Employee fails in a material way to obey written directions delivered to Employee by the Board of Directors; or

(5)	Employee commits or omits to perform any act the performance of which, or the omission of which, constitutes substantial failure of Employee to diligently and effectively perform his duties to Employer or has a material adverse effect or could materially adversely affect Employer’s business reputation; or

(6)	Employee uses illegal drugs.

(iii) By Employee for Good Reason. Employee may terminate his employment hereunder for Good Reason upon written notice to the Company setting forth the nature of such Good Reason in reasonable detail (except that Employer shall have 15 days after such notice to cure or otherwise resolve the occurrence of the events set forth in paragraphs 1, 2, 3). “Good Reason” shall mean:

(1)	Employer commits a material breach of any of the covenants, representations, terms or provisions hereof or fails to provide Employee the Base Salary and incentive compensation and benefits in accordance with the terms of Section 4 herein; or

(2)	any material and adverse diminution in Employee’s duties or responsibilities with Employer; or

(3)	any relocation of Employee from San Antonio, Texas without Employee’s consent; or

(4)	at any time upon written notice by Employee to Employer within 12 months after (A) a merger or consolidation of Employer with any person; or (B) the sale, lease, or other disposition of all or substantially all of Employer’s assets to any person; unless in each case, the board of directors or other governing body of the surviving person or acquirer, as the case may be, is the same as the Board immediately before such transaction; or

(5)	the acquisition by any person of voting securities constituting 51% or more of the outstanding voting securities issued by Employer or the right to elect, by ownership of voting securities or otherwise, more than 51% of the persons that make up the Board.

(iv) Voluntary Termination. Either Party may voluntarily terminate the employment of Employee upon thirty (30) days’ written notice to the other. Any such termination by Employer shall be without Cause if the notice of termination fails to specify one of the reasons set forth in Section 6(a)(ii) (or if any such reason is specified that may be cured by Employee has been cured within the applicable cure period). Any such termination by Employee shall be without Good Reason if the notice of termination fails to specify one of the reasons set forth in Section 6(a)(iii) (or if any such reason is specified that may be cured by Employer has been cured within the applicable cure period).

(b) Severance Benefits.

(i) In the event that Employee’s employment hereunder is terminated as a result of Employee’s death or disability pursuant to Section 6(a)(i), Employer shall pay Employee (or his estate) a cash amount equal to Employee’s Base Salary for the lesser of (A) the period prior to the commencement of benefits under any death or disability insurance provided by Employer; or (B) the remaining term of this Agreement or sixty (60) days from the date of such death or disability, whichever is greater. In addition to the payment under the first sentence of this subsection, Employer shall pay all unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination and compensation and all accrued and unused vacation time as of the date of termination.

(ii) In the event that Employee’s employment hereunder is terminated by Employer for Cause pursuant to Section 6(a)(ii), Employee provides Employer notice that Employee that the Agreement will not be renewed for any Extension Term, or voluntarily by Employee pursuant to Section 6(a)(iv), Employer shall have no obligation to make any payments to Employee except for payments of Employee’s Base Salary accruing prior to the date of termination.

(iii) In the event that Employee’s employment hereunder is terminated by Employee for Good Reason pursuant to Section 6(a)(iii), Employer provides Employee with notice that the Agreement will not be renewed for any Extension Term, or voluntarily by Employer pursuant to Section 6(a)(iv), Employer shall pay Employee a cash amount equal to Employee’s Base Salary for a period of twelve (12) months plus one (1) month for each year of employment by Employer; (B) Employer shall continue coverage under Employer’s group health, life and disability plan and contribute the Employer’s cost of such coverage for a period of twelve (12) months plus one (1) month for each year of employment by Employer (or pay such amount to Employee as reimbursement for the costs of continuing coverage under COBRA or obtaining comparable independent coverage); and (C) all options, grants, or other rights issued to Employee under Employer’s Stock Compensation Plan, incentive compensation plan, or other benefit plans shall immediately vest and be exercisable for the lesser of twelve (12) months plus one (1) month for each year of employment by Employer or the remaining term of such rights, whichever is less. For the purposes of this paragraph 6(b)(iii), Employee will be deemed to have been employed by Employer on January 1, 2015.

Section 7. Inventions; Assignment.

(a) Inventions Defined. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Employer, including its Affiliates, whether or not able to be patented, copyrighted or reduced to writing, that Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six (6) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer (“Inventions”), shall be the exclusive property of Employer. Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein. Employee hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

(b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Employee shall assign and transfer to Employer the worldwide right, title and interest of Employee in the Inventions. Employee agrees that Employer may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Employer’s name in such countries as may be determined solely by Employer. Employee shall communicate to Employer all facts known to Employee relating to the Inventions and shall cooperate with Employer’s reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Employer and in connection with obtaining, maintaining and protecting Employer’s exclusive patent rights in the Inventions.

(c) Successors and Assigns. Employee’s obligations under this Section 7 shall inure to the benefit of Employer, its Affiliates and their respective successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer and its Affiliates in the Inventions.

Section 8. Confidential Information.

(a) Acknowledgment of Proprietary Interest. Employee acknowledges the proprietary interest of Employer and its Affiliates in all Confidential Information (as defined below). Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer. Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

(b) Confidential Information Defined. “Confidential Information” means all trade secrets, copyrightable works, confidential or proprietary information of Employer or its Affiliates, including without limitation, (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) the identities of clients or customers, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business, services, products, purchases or sales of Employer or any of its suppliers and customers, other than information that is publicly available.

(c) Covenant Not To Divulge Confidential Information. Employer is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer.

(d) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason, Employee shall promptly deliver to Employer all documents, data and other information derived from or otherwise pertaining to Confidential Information. Employee shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

Section 9. Non-Solicitation.

(a) Solicitation of Employees. During Employee’s employment with Employer and for a period equal to the greater of (i) twelve (12) months after termination of such employment at any time and for any reason, or (ii)  the term of any severance benefits payable under Section 6 hereof, Employee shall not solicit, participate in or promote the solicitation of any person who was employed by Employer or any of its Affiliates at the time of Employee’s termination of employment with Employer to leave the employ of Employer or any of its Affiliates, or, on behalf of himself or any other person, hire, employ or engage any such person. Employee further agrees that, during such time, if an employee of Employer or any of its Affiliates contacts Employee about prospective employment, Employee will inform such employee that he or she cannot discuss the matter further without the consent of Employer (and the applicable affiliate).

(b) Solicitation of Clients, Customers, Etc. During Employee’s employment with Employer and for a period of twelve (12) months after termination of Employee’s employment at any time and for any reason, Employee shall not, directly or indirectly, solicit any person who either during any portion of the time of Employee’s employment or at the time of termination of Employee’s employment with Employer, was a client, customer, policyholder, vendor, consultant or agent of Employer or its Affiliates to discontinue business, in whole or in part, with Employer or its Affiliates. Employee further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Employee about discontinuing business with Employer or moving that business elsewhere, Employee will inform such client, customer, policyholder, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of Employer (and the applicable affiliate).

Section 10. Non-Compete.  Employer agrees to disclose to Employee and Employee agrees to receive from Employer Confidential Information (as set forth above) which would provide competitors of Employer with an unfair advantage. In consideration for such disclosure by Employer, Employee agrees as follows:

(a) Competition During Employment. Employee agrees that during the term of his employment with Employer, neither he nor any of his Affiliates (Employee’s Affiliates is defined as any legal entity in which Employee owns, controls, holds a financial interest in or is the beneficiary of) will directly or indirectly compete with Employer or its Affiliates in any way in any business in which Employer or its Affiliates is engaged or intends to engage, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with, the businesses in which Employer and its Affiliates are now engaged or in which Employer or its Affiliates become engaged during the term of employment; provided, however, that this Section 10(a) shall not prohibit Employee or any of his Affiliates from purchasing or holding an aggregate equity interest of up to 10% in any publicly traded business in competition with Employer and its Affiliates, so long as Employee and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 10%. Furthermore, Employee agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with Employer and Employee will not combine or conspire with any other employees of Employer and its Affiliates for the purpose of the organization of any such competitive business activity.

(b) Competition Following Employment. In order to protect Employer against the unauthorized use or the disclosure of any Confidential Information of Employer and its Affiliates presently known or hereinafter obtained by Employee during his employment under this Agreement, Employee agrees that for a period equal to the greater of (i) twelve (12) months after the termination or cessation of his employment with Employer at any time and for any reason, other than cessation of his employment caused by Employer’s filing for reorganization under the bankruptcy laws of the United States, and regardless of whether any payments are made to Employee under this Agreement as a result of such termination, or (ii) the period for which any severance benefits are payable under Section 6 hereof, neither Employee nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(i) engage or participate in any business which engages in competition with such businesses being conducted by Employer or any of its Affiliates during the term of employment anywhere in any state in the United States or in any foreign country where Employer or any of its Affiliates is engaged; or

(ii) assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

Section 11. General.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

If to Employer, to:

Digerati Technologies, Inc.

1600 NE Loop 410, Suite 126

San Antonio, Texas, 78209

Attention: Board of Directors

If to Employee, to Employee’s last known address appearing on Employer’s records.

(b) Withholding. All payments required to be made to Employee by Employer under this Agreement shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law and such amounts, if any, as Employee shall authorize in connection with benefit plans in which Employee is a participant.

(c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 7, 8, 9, and 10 Employer shall suffer immediate, great and irreparable injury and shall have no adequate remedy at law. Accordingly, in event of such breach or threatened breach, Employer shall be entitled, in addition to other remedies and without showing actual damages, to specific performance and other appropriate injunctive and equitable relief. Employer shall not be obligated to provide a bond for any such injunction.

(d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be modified as to duration or geography to the minimum extent necessary to make it legal, valid and enforceable and as so modified enforced. If any such provision cannot be modified to be made legal, valid and enforceable, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e) Effect on Other Agreements. This Agreement modifies and amends, to the extent necessary to give effect to the provisions hereof, any Stock Option Agreement, Stock Grant, or other contract relating to the issuance of benefits under Employer’s benefit plans.

(f) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(i) Interpretation of Agreement. This Agreement shall be construed according to its fair meaning and not for or against either party. The Parties have each been represented by counsel (or advised of their right to be represented by counsel and waived such right) and have participated in the drafting of this Agreement. No rule of construction or interpretation shall be applied that construes any provision against a Party because it was drafted by such Party. Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

(j) Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of Employer. The Affiliates of Employer shall be considered third party beneficiaries of this Agreement with respect to any services provided by Employee to them and in connection with Employee’s covenants in Sections 7, 8, 9 and 10 hereof. Employer may assign this Agreement to any person. If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee’s estate. This Agreement is not otherwise assignable by Employee.

(k) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(l) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

(m) Arbitration. Without limiting Employer’s right to seek equitable remedies under Section 11(c) above, Employer and Employee agree that any dispute or controversy arising under or in connection with this Agreement shall be settled first by attendance at a mandatory mediation process and, if not resolved by mediation, by arbitration. If the parties are unable to agree on a mediator, either party may petition a Bexar County state district court judge for assistance in selecting a mediator. Arbitration under this Agreement shall be governed by the Federal Arbitration Act and proceed in San Antonio, Texas in accordance with the rules of the American Arbitration Association (“AAA”). Arbitration will be conducted before a panel of three neutral arbitrators selected from an AAA list of proposed arbitrators with business law experience. Either party may take any legal action needed to protect any right pending completion of the arbitration. The arbitrator will determine whether an issue is arbitrateable and will give effect to applicable statutes of limitation. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment. Discovery shall be governed by the Federal Rules of Civil Procedure and the Federal Rules of Evidence. All information developed by the arbitration or litigation shall be held in confidence subject to such protective orders as the arbitrator deems useful to ensure complete confidentiality. The decision of the arbitrator shall be final and binding on all parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction over the parties. The party against whom the arbitrator decides shall pay all costs of the arbitration proceeding or litigation to enforce the arbitration award.

(n) Employee Representations. Employee represents and certifies to Employer that he: (i) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (ii) has read this Agreement carefully; (iii) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (iv) understands its provisions; (v) has had the opportunity to consult his attorney; (vi) has determined that it is in his best interest to enter into his Agreement; (vii) has not been influenced to sign this Agreement by any statement or representation by Employer or its counsel not contained in this Agreement; and (viii) enters into this Agreement knowingly and voluntarily.

EXECUTED as of the date and year first above written.

EMPLOYER:

Digerati Technologies, Inc.

By:	/s/ Craig K. Clement
Craig K. Clement
Title: Chairman of the Board

EMPLOYEE:

/s/ Arthur L. Smith
Arthur L. Smith